Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement on Form S-4 (No. 333-231110) of our report dated April 29, 2019 relating to the financial statements of Queso Holdings Inc. (which report expresses an unqualified opinion on the financial statements and includes an emphasis-of-matter paragraph relating to Queso Holdings Inc.’s adoption of a new accounting standard) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

May 28, 2019